8 Sylvan Way Parsippany, NJ 07054	EX - 10.29

November 14, 2017

Clive Meanwell
50 Mountaintop Rd
Bernardsville, NJ 07924

Dear Dr. Meanwell:

Reference is made to that certain Amended and Restated Employment Agreement by and between you and The Medicines Company (the “Company”), dated as of May 26, 2016 (the “Employment Agreement”). Capitalized terms contained herein but not defined shall have the meanings ascribed to them in the Employment Agreement.

The purpose of this letter (this “Amendment”) is to confirm the parties’ desire and intent to amend the Employment Agreement effective as of the date first written above. Accordingly, we are pleased to agree as follows:

1. Section 2 of the Employment Agreement is replaced in its entirety with the following:

“Section 2. Title; Capacity. During the Employment Period, the Employee shall serve as the Company’s Chief Executive Officer and have such authority, power, duties and responsibilities as are customary for the chief executive officer of a corporation of the size and nature of the Company, except to the extent that such authority, power, duties and responsibilities have been assigned, as of November 14, 2017, by the Board of Directors of the Company (the “Board”) to the Executive Chairman of the Company, and such other authority, power, duties and responsibilities as may be reasonably assigned to the Employee from time to time by the Board or the Executive Chairman as of November 14, 2017 (the “Executive Chairman”), and the Employee shall report solely to, and be subject to the supervision of, the Executive Chairman or, if otherwise determined by the Board, to the Board. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position, such other duties and responsibilities as the Board or the Executive Chairman shall from time to time reasonably assign to him, and service on any board of the Company or its affiliates, in each case without additional compensation. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.”

By signing below, you acknowledge and agree that this Amendment shall not constitute “Good Reason”, as defined in the Severance Agreement, and shall not result in the payment or vesting of any compensation or benefits under the Severance Agreement or any other agreement between you and the Company. If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this Amendment.

Very truly yours,

THE MEDICINES COMPANY

By: / s/ Stephen Rodin
Name: Stephen Rodin
Title: General Counsel

Accepted and Agreed to:

/s/ Clive Meanwell
Clive Meanwell